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                                                                  Exhibit (d)(3)

                                [LOGO] Captaris
                                         Business within your reach.

July __, 2001

Name __________


Dear __________:

  Pursuant to the terms and conditions of the company's [1989 Restated Stock Option Plan] [2000 Non-Officer Employee Stock Compensation Plan] (the "Plan"), you have been granted a Non-Qualified Stock Option to purchase ____ shares (the "Option") of stock as outlined below. A copy of the plan and plan summary are available on the company's intranet site under, Corp/HR/Benefits. The Plan is incorporated by reference into this agreement, which means that this agreement is limited by and subject to the express terms and provisions of the Plan.

Granted To:                 Name ___________

                            SSN ____________

Grant Date:  July __, 2001  Expiration Date:  July __, 2006

Options Granted:  ________

Option Price per Share:  $______              Total Cost to Exercise:  $______

Vesting Schedule: 3 Year Vesting

Your option vests over a three year period. The first 25% will vest after 6 months of the date of grant and an additional 2.5% will vest each month thereafter.

                   __ on 1/__/2002
                   __ on 2/__/2002
                   __ on 3/__/2002
                   __ on 4/__/2002
                   __ on 5/__/2002
                   __ on 6/__/2002
                   __ on 7/__/2002
                   __ on 8/__/2002
                   * There are additional future vesting dates after this date.

  Attached to this option grant letter is a copy of your Optionee Statement which provides details of each of your stock option grants during your employment with Captaris.

  If you have any questions about this stock option grant, or if there are any discrepancies in the name or social security number shown above, please contact the Corporate HR department or Susie Shea at x3310.
David P. Anastasi
Chief Executive Officer
Captaris.  Business within your reach.